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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is entered into as of the 9th day of May, 2000 between Stormy L. Dean (the "Employee") and infoUSA Inc. ("Company").

         WHEREAS, the Company wishes to employ the Employee as Chief Financial Officer of the Company on the terms set forth in this Employment Agreement, and the Employee wishes to accept such employment on such terms.

         THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:

         Section 1. EMPLOYMENT AND TERM. The Company hereby employs the Employee and the Employee hereby accepts employment as Chief Financial Officer on the terms of this Employment Agreement, and continuing for a period of three years from the date first written above, unless terminated earlier in accordance with the provisions of Section 5 hereof or extended by mutual agreement of the parties. This Agreement shall thereafter continue in effect from year to year unless altered or terminated as hereinafter provided.

         Section 2. DUTIES AND AUTHORITY. The Employee's duties shall be as determined by the Chief Executive Officer of the Company from time-to-time. Employee agrees, unless otherwise specifically authorized by the Company, to devote his full time and effort to his duties for the profit, benefit and advantage of the business of the Company. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement he shall not render or perform services for any other corporation, firm, entity or person.

         Section 3. COMPENSATION.

                  (a) Base Salary. The Employee will receive a base salary during the term of this Employment Agreement of $210,000 per year ("Base Salary"), payable bi-weekly.

                  (b) Bonus. In the event the Employee is entitled to a bonus, any such bonus will be determined at the sole discretion of the Company's Chief Executive Officer and the Board of Directors.

                  (c) Additional Benefits. The Employee will receive such additional employee benefits as the Company may from time to time make available to its executive officers, including paid vacations, pension benefits, qualified profit-sharing plans, employee group health and life insurance and disability insurance.

                  (d) Withholdings. All payments made to the Employee pursuant to this Employment Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required



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         to be made by the Employee in connection with any employee benefit plan maintained by the Company.

                  (e) Options. The Employee will be granted an option to purchase 75,000 shares of infoUSA Inc.'s common stock at the closing price on the date of execution of this Agreement. Such options will be granted under the terms of the infoUSA 1997 Stock Option Plan.

         Section 4. REIMBURSEMENT FOR EXPENSES. The Employee is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. The Company will reimburse the Employee for all pre-approved expenses incurred by the Employee, which amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses in accordance with the Company's purchasing, travel and entertainment policies.

         Section 5. EARLY TERMINATION OF TERM; SEVERANCE PAYMENT. This Employment Agreement shall terminate for "cause" prior to the date of termination set forth in Section 1 above upon the first to occur of:

                  (a) the determination by the Chief Executive Officer in its discretion reasonably applied that the Employee has become disabled and shall not be able to continue his service to the Company;

                  (b) the Employee's death; or

                  (c) the Employment Agreement is terminated by the Company by reason of the Employee's (i) fraud, misappropriation or embezzlement,
         (ii) conviction of a felony or a gross misdemeanor, (iii) gross negligence in the performance of his duties, (iv) willful misconduct,
         (v) material breach of this Agreement or (vi) other act which can be reasonably expected to cause substantial economic or reputational injury to the Company.

                  Upon termination by the Company for any reason other than "cause," Employee will be entitled to receive Employee's Base Salary payable in equal bi-weekly payments in accordance with the Company's payroll schedule over a maximum of 18 months, provided, however, that payment of Employee's Base Salary will immediately terminate upon the latter of six months following the termination of Employee's employment or the date the Employee becomes employed by another entity (the "Severance Period"), but in no event will the period of compensation extend beyond the Term of this Agreement. For purposes of this Section 5, if Employee's duties and responsibilities with the Company are significantly reduced by the Company without the prior written consent of Employee, Employee may terminate his employment and receive his Base Salary during the Severance Period. Upon termination for "cause" or Employee voluntarily terminates his employment with the Company, all payments otherwise due under this Employment Agreement shall terminate and no future amounts, including bonuses, shall be owed to Employee.



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         Section 6. RESTRICTIVE COVENANT. Employee expressly covenants and agrees that at no time during the effective time of this Employment Agreement and for a period of one year after termination of this Employment Agreement will he for himself or on behalf of any other person, partnership, firm, association or corporation in any territory in which the Company has an active business or has plans, known to Employee, (1) open or operate a business which would be a competitor of the Company, (2) act as an employee, agent, advisor or consultant of any then existing competitor of the Company, (3) solicit or accept business from any of the Company's competitors, unless authorized by the Company, (4) divert any business from the Company by influencing or attempting to influence any present customers or the Company or (5) attempt to attract any supplier away from the Company or use its information regarding the Company's suppliers in any way which would detrimentally affect the Company. Employee further covenants and agrees that for one year following the termination of this Employment Agreement, whether such termination is voluntary or involuntary, he will not for himself or on behalf of any other person, partnership, firm, association or corporation in any territory in which the Company has actively done business during the 12 months immediately prior to this Employment Agreement's termination (1) directly or indirectly solicit or accept business from any of the Company's present customers or customers it serviced in said territory within the last 12 months of the effective term of this Employment Agreement, (2) divert any business from the Company by influencing or attempting to influence any present customers of the Company or (3) attempt to attract any supplier away from the Company or use its information regarding the Company's suppliers in any way which would detrimentally affect the Company.

                  During the term of this Agreement and for a period of one year thereafter, Employee shall not, directly or indirectly, solicit, induce or encourage any of the Company's employee(s) to terminate their employment with the Company or to accept employment with any competitor, supplier or customer of the Company, nor shall Employee cooperate with any others in doing or attempting to do so.

                  By signing this Employment Agreement, Employee expressly acknowledges that the territorial limitations, duration and scope of this section are fair and reasonable. If this section 6 of the Employment Agreement is found or held to be unreasonable by a court of competent jurisdiction, Employee and the Company expressly agree that the maximum territorial limitations, duration and scope reasonable under the circumstances shall be substituted for the objectionable provisions. This section shall survive the termination of the Employment Agreement.

                  Employee further covenants and agrees that during the time of this Employment Agreement and for a period of five years after its termination that he shall not disclose any Confidential Information (as hereinafter defined) and (i) shall not permit any third party access to the Confidential Information,
(ii) shall use the same degree of care to protect the Confidential Information as the Company uses to protect its Confidential Information and (iii) shall take any other actions that are reasonable, necessary or appropriate to ensure the continued confidentiality and protection of the Confidential Information. The foregoing confidentiality obligation shall not apply to information that (i) is or becomes part of the public domain other than as a result of a breach of this agreement, or (ii) is required to be disclosed by law or regulation or pursuant to an order by any court or tribunal of competent jurisdiction. "Confidential Information" shall be



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defined as customer lists, trade secrets, business plans, financial reports and any other information which would be detrimental to the Company if disclosed to competitors or to any other third party.

                  Employee further agrees that the Company shall be entitled to maintain proceedings in any court of competent jurisdiction in Nebraska, either at law or in equity, for any breach of this Employment Agreement by Employee, to seek injunctive relief, to enforce the specific performance of this Agreement and/or to obtain damages for any breach thereof, and without regard to any or all remedies sought by the Company, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in enforcing this Employment Agreement.

         Section 7. RELOCATION. There is no expectation for the Employee to relocate outside the Omaha, Nebraska area.

         Section 8. OWNERSHIP OF PROPERTY. Employee agrees that all works of authorship developed, authored, written, created or contributed to during the term of this Agreement for the benefit of the Company, whether solely or jointly with others, shall be considered works-made-for-hire. Employee agrees that such works shall be the sole and exclusive property of the Company (or an appropriate affiliate of the Company) and that all right, title and interest therein and thereto, including all intellectual property rights existing or obtained in connection therewith, shall likewise be the sole and exclusive property of the Company (or such other appropriate affiliate of the Company). Employee agrees further that, in the event that any work is not considered to be work-made-for-hire by operation of law, Employee will immediately, and without further compensation, assign all of Employee's right, title and interest therein to the Company (or any affiliate of the Company which it may designate). At the request and expense of the Company, Employee agrees to perform in a timely manner such further acts as may be necessary or desirable to transfer, defend or perfect the Company's ownership of such work and all rights incident thereto.

         Section 9. AMENDMENTS. No change, modification, waiver, discharge, amendment or addition to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.

         Section 10. ENTIRE AGREEMENT. This Employment Agreement contains the entire understanding and agreement between the Company and the Employee and supersedes any prior agreements between them pertaining to the Employee's employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Employment Agreement.

         Section 11. GOVERNING LAW. This Employment Agreement shall be governed by the substantive laws of the State of Nebraska.

         Section 12. NONASSIGNABILITY; SUCCESSORS. The obligations of the Employee under this Employment Agreement are not assignable by him. Except as provided in the immediately


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preceding sentence, this Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

         Section 13. NOTICES. Any notice required to be given in writing by any party to this Employment Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four business days after the date of mailing, by registered or certified mail with postage prepaid to the last known address of the party to be notified.

         Section 14. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions of this Employment Agreement, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         Section 15. HEADINGS. The section and other headings contained in this Employment Agreement are for reference purposes only and shall not affect the interpretation of this Employment Agreement.

         Section 16. CONSTRUCTION. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

         IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

                                  infoUSA Inc.

                                  By
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                                  Printed Name
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                                  Its
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                                  Stormy L. Dean, Employee



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